UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):     October 1, 2013

GLOBAL HEALTHCARE REIT, INC.
(Exact Name of Registrant as Specified in its Charter)

Utah	0-15415	87-0340206
(State or other jurisdiction of incorporation)	Commission File Number	(I.R.S. Employer Identification number)

       3050 Peachtree Road NW, Suite 355, Atlanta GA  30305
(Address of principal executive offices)                    (Zip Code)

Registrant's telephone number, including area code:   (404) 549-4293

______1507 Pine Street, Boulder, CO  80302_____

(Former name or former address, if changed since last report)

___	Written communications pursuant to Rule 425 under the Securities Act
___	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
___	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
___	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

ITEM 5.02	DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATORY ARRANGEMENTS OF CERTAIN OFFICERS

Effective October 1, 2013, Todd Huss voluntarily tendered his resignation as Chief Financial Officer of Global Healthcare REIT, Inc., formerly known as Global Casinos, Inc., a Utah corporation (the “Company”).  The resignation was effective immediately.

Effective October 3, 2013, Steven Bathgate voluntarily tendered his resignation as Secretary of the Company.  The resignation was effective immediately.

Effective October 3, 2013, Philip Scarborough was appointed to serve as Chief Financial Officer of the Company. Mr. Scarborough previously served as Chief Financial Officer of West Paces Ferry Healthcare REIT, Inc. from inception in 2013 until its acquisition by Global Healthcare REIT, Inc. Mr. Scarborough is a CPA and has practiced as a sole practitioner for the last several years. Mr. Scarborough served as Chief Financial Officer for a technical firm with contracts with United Space Alliance, operators of the Space Shuttle program. Mr. Scarborough was previously employed by Arthur Andersen & Co. and Arthur Young, both national CPA firms.

Effective October 3, 2013, Ryan Scates was appointed to serve as Secretary of the Company. Mr. Scates began working for Chris Brogdon at Winter Haven Homes 2013 in a management capacity to facilitate healthcare facility acquisitions. Ryan’s experience includes working in the Office of the Executive Counsel to the Governor of Georgia, and as a member of the University of Georgia Athletic Association Board of Directors, where he spearheaded the implementation of the Young Alumni Development and Ticketing Program. Ryan holds undergraduate and law degrees from the University of Georgia. In law school, he was elected class president his first and second years, and later student body president during his third year. Ryan lives in Atlanta and is a member of Gridiron.

Mr. Scates will serve as secretary and Mr. Scarborough will serve as Chief Financial Officer until the next regular annual meeting of the Company's Board of Directors and until their successors have been duly appointed.

SIGNATURES

       Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Global Healthcare REIT, Inc. (Registrant)

Dated: October 10, 2013	___/s/ Christopher Brogdon Christopher Brogdon, President

2